UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):      March 4, 2004

CONNETICS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27406	94-3173928

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3290 West Bayshore Road, Palo Alto, California	94303

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code       (650) 843-2800

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT INDEX

Item 2. Acquisition or Disposition of Assets.

     On March 4, 2004, Connetics Corporation (the “Company”) completed its previously announced acquisition of exclusive U.S. rights to Hoffmann-La Roche Inc.’s (“Roche”) Soriatane®-brand (acitretin), an approved oral therapy for the treatment of severe psoriasis in adults, pursuant to the terms of a Sale and Purchase Agreement, dated as of February 2, 2004, by and between the Company and Roche (the “Purchase Agreement”). Soriatane is a once-daily oral medication, available in 10 mg and 25 mg capsules, for initial and maintenance treatment of severe psoriasis in adults. For more information regarding the terms of the acquisition, please see the Purchase Agreement, which is listed as Exhibit 2.1 in Item 7 of this report and incorporated into this Item 2 by reference.

     Pursuant to the Purchase Agreement, the Company paid $123 million in cash to Roche and agreed to assume certain liabilities related to product returns and customer rebates for the exclusive U.S. rights to Soriatane. The Company is in the process of determining the fair value of the liabilities assumed. In addition, the Company will acquire Roche’s existing finished inventory of Soriatane within thirty days after the closing of the acquisition.

     The aggregate purchase price was determined on an arms-length basis and financed with existing cash resources, including net proceeds from the Company’s issuance of 3,000,000 shares of its common stock on February 13, 2004 in a private placement to accredited institutional investors at a price of $20.25 per share.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (a) Financial Statements of Businesses Acquired

          The required financial statements will be filed by an amendment to this Form 8-K not later than 75 days from the date of the event reported in Item 2.

          (b) Pro Forma Financial Information

          The required pro forma financial information will be filed by an amendment to this Form 8-K not later than 75 days from the date of the event reported in Item 2.

          (c) Exhibits

Exhibit No.	Description
2.1	Sale and Purchase Agreement, dated as of February 2, 2004, by and between Connetics Corporation and Hoffmann-La Roche Inc. (Incorporated by reference to Exhibit 10.41 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 000-27406)).

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNETICS CORPORATION
By:	/s/ Katrina J. Church
Katrina J. Church
Executive Vice President, General Counsel and Secretary

Date: March 16, 2004

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EXHIBIT INDEX

Exhibit	Description
2.1	Sale and Purchase Agreement, dated as of February 2, 2004, by and between Connetics Corporation and Hoffmann-La Roche Inc. (Incorporated by reference to Exhibit 10.41 of registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 000-27406)).